Exhibit 99.1

Brookline Bancorp, Inc. Announces Preliminary Results of Merger Consideration Elections Regarding Pending PCSB Financial Corporation Merger

BOSTON, MA; December 30, 2022 (GLOBE NEWSWIRE) -- Brookline Bancorp, Inc. (NASDAQ: BRKL) (“Brookline”) today announced the preliminary results of the elections regarding the merger consideration to be received by stockholders of PCSB Financial Corporation (NASDAQ: PCSB) (“PCSB”) in Brookline’s pending acquisition of PCSB, which is expected to be completed on January 1, 2023.

Based on the preliminary election results and applying the provisions set forth in the merger agreement, PCSB stockholders will receive the following merger consideration:

•	PCSB stockholders will receive 1.3284 shares of Brookline common stock for each share of PCSB common stock for which they made a valid stock election;

•	PCSB stockholders who expressed no preference or did not make a valid election will receive 1.3284 shares of Brookline common stock for each share of PCSB common stock held by them; and

•	For PCSB stockholders who made a valid cash election, approximately 46.38% of the shares of PCSB common stock held by such persons will be exchanged for cash at the rate of $22.00 for each PCSB share exchanged and the balance of the PCSB shares held by such persons will be exchanged for Brookline common stock at the rate of 1.3284 shares of Brookline common stock for each PCSB share exchanged.

Under the merger agreement, fractional shares of Brookline common stock will not be issued. Instead, PCSB stockholders will receive cash (without interest) measured by the average of the daily closing prices of Brookline common stock on Nasdaq (as reported in The Wall Street Journal) for the ten consecutive trading day period ending on the fifth business day immediately prior to the closing date, rounded to the nearest whole cent.

Of the 15,334,707 shares of PCSB common stock outstanding as of the record date for the election process:

•	Holders of 552,828 shares, or 3.6%, elected to receive Brookline common stock;

•	Holders of 13,226,219 shares, or 86.3%, elected to receive cash; and

•	Holders of 1,555,650 shares, or 10.1%, did not make a valid election or did not express a preference.

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc., a bank holding company with approximately $8.7 billion in assets and branch locations in eastern Massachusetts and Rhode Island, is headquartered in Boston, Massachusetts and operates as the holding company for Brookline Bank and Bank Rhode Island. The Company provides commercial and retail banking services and cash management and investment services to customers throughout Central New England. More information about Brookline Bancorp, Inc. and its banks can be found at the following websites: www.brooklinebank.com, and www.bankri.com.

FORWARD-LOOKING STATEMENTS

Certain of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” and “estimate,” and similar expressions, are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the benefits to Brookline or PCSB of the proposed merger, Brookline’s and PCSB’s future financial and operating results and their respective plans, objectives, and intentions. All forward-looking statements are subject to risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Brookline and PCSB to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties, and other factors include, among others, (1) the risk that the cost savings and any revenue synergies from the proposed merger may not be realized or take longer than anticipated to be realized, (2) the risk that the cost savings and any revenue synergies from recently completed mergers may not be realized or may take longer than anticipated to realize, (3) disruption from the proposed merger, or recently completed mergers, with customer, supplier, or employee relationships, (4) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement, (5) the possibility that the amount of the costs, fees, expenses, and charges related to the merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (6) the failure of the conditions to the merger to be satisfied, (7) the risk of successful integration of the two companies’ businesses, including the risk that the integration of PCSB’s operations with those of Brookline will be materially delayed or will be more costly or difficult than expected, (8) the risk of expansion into new geographic or product markets, (9) reputational risk and the reaction of the parties’ customers to the merger, (10) the risk of potential litigation or regulatory action related to the merger, (11) the dilution caused by Brookline’s issuance of additional shares of its common stock in the merger, and (12) general competitive, economic, political, and market conditions. Additional factors which could affect the forward-looking statements can be found in Brookline’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, or PCSB’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. Brookline and PCSB disclaim any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

INVESTOR CONTACT:

Contact:	Carl M. Carlson
Brookline Bancorp, Inc.
Co-President, Chief Financial and Strategy Officer
(617) 425-5331
ccarlson@brkl.com